Exhibit 99.1

Final: For Release

JOHN WORTHINGTON JOINS NEW YORK & COMPANY

AS PRESIDENT & CHIEF OPERATING OFFICER

New York, New York — November 4, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 512 retail stores, today announced that John Worthington has joined the Company, as President and Chief Operating Officer, effective immediately.  Mr. Worthington will report to Greg Scott, Chief Executive Officer, and lead the Company’s Store Operations, Real Estate, Outlets, Finance, Information Technology, Sourcing and Logistics areas.

Mr. Worthington joins New York & Company following a successful career in retail spanning more than 23 years.  Prior to joining New York & Company, John spent 20 years in progressive leadership roles with Kohl’s Department Stores including Chief Administrative Officer, Senior Executive Vice President, Executive Vice President/Director of Stores, Senior Vice President and Regional Vice President.  Before that, Mr. Worthington held various leadership roles with May Department Stores, including its Stores and Buying departments.

“We are pleased to welcome John to our Company and our executive team,” stated Greg Scott, New York & Company’s CEO. “John is a talented leader with a proven track record of operational expertise. During his 20-year tenure with Kohl’s, John was intimately involved with developing and executing strategy in store operations, productivity, people development, technology, store design, eCommerce, and real estate.  We expect this addition, along with the combined efforts of our executive team, positions our Company for improved operating performance and positive long-term growth.”

“I am excited to join New York & Company and believe a significant opportunity exists to build upon the Company’s strategies and create a more powerful operational platform that is poised for sustained growth. I look forward to partnering with Greg and the entire executive team to achieve our goals,” stated John Worthington, President and COO.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 512 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Vice President, Investor Relations

212-884-2140

Investor Contact:

ICR, Inc.

203-682-8225

Allison Malkin